UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15d of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2008

WILMINGTON TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14659	51-0328154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
	Wilmington, Delaware	19890

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (302) 651-1000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On November 13, 2008, Wilmington Trust Corporation (the “Company”) received preliminary approval to participate in the Capital Purchase Program (the “CPP”) of the United States Department of the Treasury (the “Treasury Department”). The Company applied for and received preliminary approval for the issuance of (a) up to $330 million of senior preferred stock and (b) warrants for the purchase of the Company’s common stock with an aggregate market price equal to 15% of such senior preferred stock. The Company’s participation in the CPP is subject to the approval of its Board of Directors.
Participation in the CPP by the Company would require the issuance of at least approximately $110 million of senior preferred stock. The senior preferred stock would qualify as Tier 1 capital. The senior preferred stock would pay cumulative dividends quarterly at the rate of 5% per year for the first five years after issuance and thereafter at the rate of 9% per year. It would not be redeemable for the first three years after issuance, subject to limited exceptions. After three years, the Company could redeem the senior preferred stock at any time and from time to time.
For as long as any senior preferred stock is outstanding, we would not be permitted to declare or pay dividends on our common stock, or repurchase shares of our common stock, unless all accrued and unpaid dividends for all past dividend periods on the senior preferred stock are paid in full. In addition, during the first three years after issuance, subject to limited exceptions, the consent of the Treasury Department would be required for us to increase the dividend per share on our common stock.
The initial exercise price of the warrants will be $26.657, subject to customary anti-dilution adjustments.
The holders of the senior preferred stock would have preferences and rights superior to those of holders of our common stock. In addition, the exercise of the accompanying warrants would be dilutive to the holders of our common stock. For additional information regarding potential dilution of our common stock and other risk factors relating to the Company and the ongoing at-the-market offering of our common stock, see the Risk Factors section of our prospectus supplement dated September 22, 2008, which is incorporated by reference herein.
If the Company participates in the CPP, the terms of the senior preferred stock and warrants are expected to be substantially similar to the standard terms the Treasury Department provides in its CPP Term Sheet and application documents. The CPP Term Sheet and application documents are available on the Treasury Department’s website at http://www.ustreas.gov.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILMINGTON TRUST CORPORATION
Date: November 14, 2008	By:	/s/ Ted T. Cecala
	Name:	Ted T. Cecala
	Title:	Chairman of the Board and Chief Executive Officer (Authorized Officer)